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Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact: Paul G. Van Wagenen
(713) 297-5000

THOMAS A. FRY, III JOINS POGO PRODUCING COMPANY BOARD

        HOUSTON, TX.—November 4, 2004—Pogo Producing Company ("PPP"-NYSE) today announced the appointment of Thomas A. Fry, III, 59, of Washington D.C., to the Board of Directors of the Houston-based oil and gas exploration and production company.

        Mr. Fry is the President of the National Ocean Industries Association ("NOIA"), an important trade association representing over 300 companies engaged in all sectors of the offshore energy industry. Before joining NOIA in December, 2000, Mr. Fry served as the Director of the Department of Interior's Bureau of Land Management, and was charged with oversight responsibility for hundreds of millions of acres of public lands and minerals. He also previously served as the Director of the Minerals Management Service, the agency responsible for regulatory oversight of exploration, development and production of oil, natural gas and other minerals on the outercontinental shelf.

        Mr. Fry's earlier career positions included a posting as Regional Counsel for the U.S. Department of Energy, Director of the Houston Field Office of the Economic Regulatory Administration, and Assistant Attorney General of the State of Texas. He also previously served as an officer of American Natural Resources, Inc., a Texas-based natural gas processing and transmission company. He holds a bachelors degree from Trinity University and a law degree from Southern Methodist University.

        Pogo's Chairman, Paul G. Van Wagenen, said, "Tom Fry is a terrific addition to Pogo's already outstanding Board of Directors. His years of service in public and private sectors of the energy industry will be of great benefit to our company. He is a person of high character and proven abilities. Moreover, Tom is an exemplary human being and will be a true credit to Pogo."

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        Pogo Producing Company explores for, develops and produces oil and natural gas. Headquartered in Houston, Pogo owns interests in 93 federal and state Gulf of Mexico lease blocks offshore from Louisiana and Texas. Pogo also owns approximately 804,000 gross leasehold acres in major oil and gas provinces in the United States, approximately 687,000 gross acres in the Gulf of Thailand, approximately 764,000 gross acres in Hungary, and 1,043,000 acres in New Zealand. Pogo common stock is listed on the New York Stock Exchange and the Pacific Exchange under the symbol "PPP".

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  Exhibit 99.1